EXHIBIT 10.1

ACKNOWLEDGEMENT AND AGREEMENT TO BE BOUND

TO:                        SEABRIDGE GOLD INC.
AND TO:              WOLFPACK GOLD CORP.

BACKGROUND:

A.
Pursuant to an option agreement (the “Option Agreement”) dated June 26, 2012 as amended May 31, 2013, among Seabridge Gold Inc. (“Seabridge”), Wolfpack Gold Corp. (“Wolfpack Parentco”) and Wolfpack Parentco’s wholly-owned subsidiary, Wolfpack Gold (Nevada) Corp. (“Wolfpack”) and (collectively, the “Parties”) Seabridge agreed to grant Wolfpack the exclusive right to acquire all of Seabridge’s right, title and interest in and to the Castle Black Rock Property (as defined in the Option Agreement) (the “Castle Black Rock Interest”), on and subject to the terms and conditions set out in the Option Agreement.

B.	The Option Agreement provides that Wolfpack has agreed to maintain in good standing and perform the obligations of Seabridge under the Option Agreement.

C.
Wolfpack Parentco and Timberline Resources Corporation (“Timberline”) have entered into an arrangement agreement dated May 6, 2014 as amended July 7, 2014, pursuant to which, among other things, Timberline will acquire all of the issued and outstanding shares of Wolfpack, including Wolfpack’s mineral property interests and obligations, in exchange for shares of Timberline at a rate of 0.75 share of Timberline for each one (1) outstanding share of Wolfpack Parentco (the “Exchange Ratio”).

D.
The Option Agreement provides that either party may assign its rights or obligations under the Option Agreement with the prior written consent of the other, which consent shall not be unreasonably withheld.

E.
Wolfpack Parentco intends to assign all of its right, title and interest in the Castle Black Rock Interest and all of its obligations and liabilities thereunder to Timberline, a corporation duly incorporated under the laws of Delaware, in conjunction with the sale of Wolfpack to Timberline.

F.
The quantity of Shares (as defined in the Option Agreement), which shall now refer to shares of common stock of Timberline, to be delivered by Timberline pursuant to Section 3.2 of the Option Agreement shall be calculated based on the Exchange Ratio and adjusted per any stock split or share consolidation having occurred prior to the delivery date of such shares.

G.
Section 13.1 of the Option Agreement requires that none of the parties sell, transfer or otherwise dispose of all or any portion of its interest in and to the Castle Black Rock Interest and/or the Option Agreement unless any purchaser, grantee or transferee of any such interest shall have first delivered to the party(ies) not transferring an interest, its agreement relating to the Option Agreement and to the Castle Black Rock Interest, containing:

(i) a covenant to perform all the obligations of the transferring party to be performed under the Option Agreement; and

(ii) a provision subjecting any further sale, transfer or other disposition of such interest in the Castle Black Rock Interest and/or any portion of the Option Agreement to the restrictions contained in Section 13.1.

FOR GOOD AND VALUABLE CONSIDERATION TIMBERLINE hereby acknowledges, confirms and agrees with Seabridge and Wolfpack Parentco as follows:

1.         Acknowledgment. Timberline hereby acknowledges and confirms all of Wolfpack Parentco’s rights and interests under the Option Agreement, including without limitation Wolfpack Parentco's right to the Castle Black Rock Interest.

2.         Agreement to Assume all of the Obligations and Liabilities. Timberline hereby agrees to assume all of the obligations and liabilities of Wolfpack Parentco to Seabridge under the Option Agreement and will continue to be liable for all of the liabilities and obligations of Wolfpack Parentco to Seabridge.

3.         Agreement to be Bound. Timberline hereby agrees to perform and observe all of the terms, covenants, agreements, provisos and conditions contained in the Option Agreement as if Timberline had been the party originally executing the Option Agreement, with all parties agreeing that “Shares” as defined in the Option Agreement shall hereby be amended to refer to shares of common stock of Timberline as adjusted per the Exchange Ratio and any stock split or share consolidation having occurred prior to the date of issuance of such shares.

4.   Further Assurances. The parties will execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

5.         Applicable Law. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada  applicable  therein,  without  regard for  any conflict of laws or choice of law principles that would permit or require the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF Timberline has executed this Agreement on August 15, 2014.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

TIMBERLINE RESOURCES CORPORATION

Per:

/s/ Randal Hardy
Authorized Signatory